Exhibit 10-k

CHIQUITA BRANDS INTERNATIONAL, INC.

LONG-TERM INCENTIVE PROGRAM

AMENDED AND RESTATED 2003-2005 TERMS

1. General. Chiquita Brands International, Inc. (the “Company”) has established a Long-Term Incentive Program (the “LTIP”) under the Company’s Amended and Restated 2002 Stock Option and Incentive Plan (the “2002 Plan”), which was approved by the shareholders of the Company on May 22, 2003 at the 2003 Annual Meeting of Shareholders. These 2003-2005 Terms set forth the terms of Awards granted for 2003, 2004 and 2005 under the LTIP. Awards for 2004 and 2005 are intended to be “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. All capitalized terms not otherwise defined in these 2003-2005 Terms shall be as defined in the LTIP and the 2002 Plan.

2. Determination of Awards.

a.	Each Participant listed on Schedule A shall be eligible for an Award for each of calendar years 2003, 2004 and 2005 (each of which is referred to herein as an “Award Year”). Such Awards shall be determined in accordance with Schedules B, C and D based on achievement of the applicable Performance Measures set forth therein.

b.	If a Participant’s employment is terminated for Cause during an Award Year, the Participant shall not be entitled to any Award for that Award Year. If a Participant’s employment terminates during any such Award Year for any reason other than for Cause, the Participant’s Award for the applicable Award Year shall be payable as though the Participant was employed on the last day of that Award Year, but subject to such reduction or voiding of the Award as the Compensation Committee of the Company’s Board of Directors (the “Committee”), in its absolute discretion, determines to be appropriate. Subject to paragraph 3, any portion of an Award not so voided shall be deliverable to the Participant at such time and on such terms as the Committee shall determine.

3. Determination of Award Amount. A Participant shall be entitled to receive an Award for an Award Year only if the Committee has determined that the applicable Performance Measures for that Award Year have been attained. Such determination shall be made as soon as practicable after the end of the Award Year to which an Award relates. To the extent that the Committee exercises discretion in making such determination for Awards for 2004 or 2005, such exercise of discretion may not result in an increase in the amount of the award.

4. Distribution and Vesting. Distributions and vesting of Awards are subject to the following:

a.	If a Participant is entitled to receive an Award for an Award Year, then, as soon as practicable after the date on which the determination described in paragraph 3 above has been made, the Participant shall be granted Shares of Common Stock, subject to the vesting provisions applicable to such Award. The number of Shares of Common Stock granted shall equal the amount of the Award divided by the Fair Market Value of a Share on the date of grant. (Any fractional Shares shall be rounded up to a whole Share.) Such Shares shall not be issued or delivered to the Participant until the related Award vests.

b.	A Participant will become vested in Awards for particular Award Years on the following dates (each a “Vesting Date”).

Award Year	Vesting Date
2003	January 1, 2005

2004	January 1, 2006

2005	January 1, 2007

Notwithstanding the foregoing, if a Participant’s employment terminates prior to the Vesting Date for an Award, unless the Committee determines otherwise (including in connection with a decision not to void an Award pursuant to paragraph 2(b) above), the Participant shall forfeit such Award (and the Shares associated therewith) as of the date of such termination; provided, however, that such Award (and related Shares) shall become fully vested in accordance with the provisions of the 2002 Plan in the event of a Change of Control or termination of employment due to death, Disability or Retirement.

5. Amendment. The Committee may amend the provisions of these 2003-2005 Terms and the attached Schedules relating to Awards for 2004 and 2005 (including, without limitation, revision of the list of Participants in Schedule A) with respect to either such year prior to the 90th day of such year to reflect corporate transactions involving the Company (including, without limitation, any acquisition, divestiture, stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares); provided that such amendment may not be adopted on a date or in a manner which would adversely affect the treatment of the award as Performance Based Compensation.

6. Adoption by Committee. The Committee originally approved the 2003-2005 Terms on April 3, 2003, but only with respect to Awards for 2003. The Committee approved these Amended and Restated 2003-2005 Terms on August 8, 2003 with respect to Awards for 2003, 2004 and 2005. Except as otherwise provided in these 2003-2005 Terms, all Awards granted pursuant to these Terms shall be subject to and entitled to all applicable rights and benefits provided in, the LTIP and the 2002 Plan, including the provisions therein applicable to Restricted Stock.